                                                              Exhibit 10.18.1
                                                              (S&P Logo Goes
                                                               Here)

                            SAP AMERICA INC.
            R/3 SOFTWARE END-USER INDIVIDUAL LICENSE AGREEMENT
                            ("Agreement")

     This Agreement is made effective this 9th day of October 1996, by and between SAP America, Inc., a Delaware corporation, with offices at 701 Lee Road, Suite 200, Wayne, Pennsylvania 19087 ("SAP"), and Pluma, Inc., a North Carolina corporation, with offices at 801 Fieldcrest Road, Eden, North Carolina 27288 ("Licensee")

                                RECITAL

     WHEREAS, SAP desires to grant to Licensee and Licensee desires to accept from SAP, a license to Use (as defined herein) SAP's proprietary R/3 Software (as defined herein) upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, SAP and Licensee agree as follows:

1.   DEFINITIONS.

1.1 "ABAP/4 Development Workbench Users" means those individuals, who by password allocation, are authorized to log on to the Software to use the ABAP/4 Development Workbench tools to create Modifications and Extensions to the Software and in-house developments. Such Users may also be referred to as "D/W Users". Each D/W User must also be licensed as a Basis/Workflow User.

1.2 "Affiliate" means a corporation located in the Territory in which Licensee owns at least fifty percent (50%) of the voting securities. Any such entity shall be considered an Affiliate for only such time as Licensee continues to own such equity interest.

1.3 "Application Database" means an integrated set of files used with the Software which contain data and information for supporting the business operations of Licensee and its authorized Affiliates, including master data and associated transaction detail, system tables, and internal control information. An Application Database shall not contain any database table more than once.

1.4 "Application Server" means each individual server connected to each Designated Unit into which the Software is downloaded from such Designated Unit for presentation to a computer terminal or workstation.

1.5 "Basis/Workflow Users" means those individuals, who by password allocation, are authorized to log on to the licensed Software solely for the purpose of executing the following transactions: (i) e-mail; (ii) calendar functions; (iii) entering travel arrangements and expenses; (iv) document management, including optical archiving; (v) workflow organizational mangement; (vi) monitoring and administration of the Software; (vii) creating IDocs; (viii) entry and approval of vacation applications; (ix) initializing workflows; and (x) in the event Human Resources functionality is licensed, all transactions contained in such Human Resources functionality.

1.6 "Correction Level" means an update to, correction of, or further developmental work in the Software as between Versions and is identified by the letter following the Version identifier (e.g., 2.1(a)).

1.7 "Designated Site" means those facilities of Licensee located in the Territory in which one or more Designated Units are located and which are identified in Appendices to this Agreement.[qp]

1.8 "Designated Unit" means each individual computer located at a Designated Site in which the Software and Third-Party Database are installed. Each Designated Unit must be approved by SAP as compatible with the Software and must be identified as specified in Appendices hereto.

1.9 "Documentation" means SAP's standard documentation, in human- or machine readable format, in any medium, which is delivered to Licensee under this Agreement, including SAP's standard manuals, program listings, date models, flow charts, logic diagrams, input and output forms, functional specifications, instructions, and complete or partial copies of the foregoing.

1.10 "Extension" means an addition to the Software which does not require a Modification.

1.11 "Information Users" means those individuals who by password allocation are authorized to log on to the Software solely to "read only" Software transactions for internal information purposes and are not authorized to input data; write data; or execute Software transactions. Each information User must also be licensed as a Basis/Workflow User.

1.12 "Modification" means a change to the Software which changes the source code.

1.13 "Multiple Utilization" means the installation of the Software on more than one Designated Unit for Productive Use, or the setting up of more than one Application Database on one Designated Unit for Productive Use. Multiple Utilization of the Software may subject Licensee to payment of additional license fees.

1.14 "Named Users" means those individuals who by password allocation to log onto the Software and execute Software transactions. Named Users may also be referred to as "Operational Users". Each Named User must also be licensed as a Basis/Workflow User.

1.15 "Non-Productive Use" means Use of the Software solely for Licensee's or an authorized Affiliate's internal training or testing.

1.16 "Productive Use" means Use of the Software soley to operate Licensee's or an authorized Affiliate's business, including Electronic Data interchange transactions and developemental work.

1.17 "Program Concepts" means the concepts, techniques, ideas, and know-how embodied and expressed in any computer programs or modules included in the Software, including the structure, sequence, and organization of such programs or modules.

1.18 "Proprietary Information" means (i) with respect to SAP and SAP AG, the Software and Documentation and any complete or partial copies thereof, the Program Concepts, SAP licensors' Third-Party Database, any other third-party software licensed with or as part of the Software, benchmark results, and any other information identified or reasonably identifiable as confidential and proprietary information of SAP, SAP AG, or their licensors ("SAP Proprietary Information"); and (ii) with respect to Licensee, information identified or reasonably identifiable as the confidential and proprietary information of Licensee ("Licensee Proprietary Information"), provided that, any part of the SAP or Licensee Proprietary Information which: (a) is or becomes publicly available through no act or failure of the other party; or (b) was or is rightfully acquired by the other party from a source other than the disclosing party prior to receipt from the disclosing party; or (c) becomes independently available to the other party as a matter of right, shall be excluded.

1.19 "Release" means each issuance of the Software by SAP AG which incorporates SAP AG's most recent technological functionality and is identified by the numeral to the left of the decimal point (e.g. 2.0).

1.20 "SAP AG" means SAP Aktiengesellschaft, a German corporation, with offices located in Walldorf, Germany.

1.21 "Single Utilization" means Productive Use and Non-Productive Use of the Software on one Designated Unit with one Application Database.

1.22 "Software" means: (i) all R/3 software specified in agreed upon Appendices hereto, in machine- or human-readable form, developed by or licensed to SAP AG and delivered to Licensee hereunder, (ii) any Releases, Versions, or Correction Levels of the Software as contemplated by this Agreement; and
(iii) any complete or partial copies or replacements of any of the foregoing.

1.23 "Territory" means the United States of America and any additional countries as agreed upon in advance in writing by the parties.

1.24 "Third-Party Database" means a third-party proprietary database described in Section 2.5.

1.25 "Use" means to load, execute, employ, utilize, store, or display the Software. Use is deemed to occur on the Designated Unit(s) where any such processes occur and at any Application Server or computer terminal or workstation that initiates or is activated by these processes.

1.26 "Users" means any combination of Named, Information, R/C, D/W or Basic/Workflow Users licensed under this Agreement. Each User must be separately licensed for Use in each functional block of Software required and for each

Licensee company code of each Application Database for which access to the Software is required. Users allcoated to funcitional blocks of Software may not be subsequently allocated to other functional blocks of Software.

1.27 "Version" means each issuance of each Release of the Software developed by SAP AG which has incorporated further development work within the technology of that Release and is identified by the numeral to the right of the decimal point (e.g., 2.1)

2.   LICENSE GRANT.
2.1  Grant of License.

     (a) Subject to this Agreement, SAP grants and Licensee accepts a non-exclusive, non-transferable license to Use the Software, Documentation, Third-Party Database, and other SAP Proprietary Information provided by SAP to Licensee for Single Utilization. Licensee agrees that this license does not permit Licensee to: (i) Use the Software and Third-Party Database for a service bureau application; or (ii) sublicense, or otherwise transfer, assign, or rent the Software or Third-Party Database.

     (b) Licensee agrees to install the Software and Third-Party Database only on Designated Unit(s) located at Designated Site(s) as agreed to by the parties in Appendices hereto. Licensee further agrees to Use the Software and Third-Party Database only in accordance with the Documentation. Licensee may connect multiple Application Servers to each Designated Unit and connect a network of computer terminals and workstations to the Application Servers.[qp]

     (c) Licensee may transfer the Software and Third-Party Database from one Designated Unit to another at a licensed Designated Site upon prior written notice to SAP. The Software and Third-Party Database must be promptly deleted in their entirety from the Designated Unit no longer in Use and from each archival and back-up copy for that Designated Unit.

      (d) If Licensee is unable to Use the Software and Third-Party Database on a Designated Unit because of conditions beyond its control, Licensee may temporarily install the Software and Third-Party Database on equivalent equipment located within the Territory until such condition is corrected; provided that: (i) the temporary installation shall not impair Licensee's ability to prevent unlicensed access to and Use of the Software and Third-Party Database; and (ii) Licensee shall provide written notice to SAP within two business days of such installation.

     (e) Licensee is licensed to install at the Designated Site no more than two copies of the Software and Third-Party Database on Designated Unit(s) for Non-Productive Use. Designated Unit(s) utilized for Non-Productive Use of the Software and Third-Party Database must be one of the type as those used at the Designated Site for Productive Use. Only one copy of the Third-Party Database and one copy of the Software are licensed for Productive use on each Designated Unit at the Designated Site, unless otherwise agreed upon in writing by SAP.

2.2 Use of Software by Affiliates. SAP agrees that Affiliates may Use the Software and Third-Party Database; provided that prior to any Affiliate's Use of the Software and Third-Party Database: (i) each Affiliate shall sign and deliver to SAP a mutually agreeable Appendix to this Agreement certifying its agreement to be bound by the terms herein; and (ii) such Use by such Affiliate shall be subject to the following: (A) Licensee accepts responsibility for the acts or omissions of such Affiliates as if they were Licensee's acts or omissions; (B) Licensee shall indemnify SAP against losses or damages suffered by SAP arising from breach of this Agreement by any such Affiliate as if effected by Licensee; and (C) such Use shall not constitute an unauthorized exportation of the Software, Documentation, Third-Party Database, or SAP Proprietary information under U.S. Government laws and regulations.

2.3   Audit Right.
     (a) This maximum number of Users applicable to the Software licensed hereunder shall be specified in Appendices to this Agreement. Licensee shall promptly provide written notice to SAP if the number of Users exceeds such maximum number.

     (b) Licensee and its authorized Affiliates shall allow access to the Software, Documentation, Third-Party Database, and other DSAP Proprietary Information, provided to Licensee and/or Affiliates, only to employees or agents of Licensee or its authorized Affiliates acting within the scope of a formal employment or agency relationship.

     (c) During normal business hours and at any time during which the Software, Documentation, Third-Party Database or other SAP Proprietary Information are being utilized, SAP or its authorized representative or licensors, shall have the right, upon reasonable advance notice, to audit and inspect Licensee's or any Affiliate's utilization of such items, in order to verify compliance with the terms of this Agreement.

2.4   Archival Copy; Restriction on Copies; Legends to be Reproduced.
     (a) Licensee may make one copy of the Software for archival purposes and such number of backup copies of the Software consistent with Licensee's normal periodic backup procedures.

     (b) Licensee may reproduce or copy any portion of the Documentation into machine-readable or printed form for its internal use and only as required to exercise its rights hereunder.

     (c) Licensee shall include SAP's and its licensors' copyright, trademark, service mark, and other proprietary notices on any complete or partial copies of the Software, Documentation, Third-Party Database, or SAP Proprietary Information in the same form and location as the notice appears on the original work.

2.5 Runtime License for Application Database. The Software requires a Third-Party Database which may be licensed through SAP (the "Runtime License") or directly as a full license ("Full License") from a third-party database licensor approved by SAP. Licensee shall certify in an Appendix to this Agreement either that it will use and maintain the Runtime License from SAP or that it has obtained and will maintain a Full License from such a licensor. In the event Licensee obtains a Full License directly from a third-party database licensor, the license grant in this Section 2, shall be restricted to such extent required to implement those restrictions imposed on Licensee directly by such third-party database licensor. This Agreement shall terminate automatically if, for any reason: (i) Licensee fails to obtain or maintain a Runtime License or Full License; or (ii) Licensee's Runtime License or
Full License terminates prior to the termination of this Agreement, SAP makes no representations or warranties as to the Third-Party Database or its operation

3.   DELIVERY AND INSTALLATION.
3.1 Delivery. One copy of the Software in machine-readable format and one copy of the Documentation shall be delivered to Licensee at a Designated Site during the period specified in Appendices hereto ("Delivery").

3.2  Installation; Support Services.
     (a) Licensee shall be responsible for installation of the Software. At Licensee's request and on terms to be agreed upon, SAP will install the Software. SAP's installation services are limited to loading the Software into the Designated Unit and testing the Software using SAP's standard set of test data. Licensee shall be responsible for configuring and installing any required disk storage systems, network software, Application Servers, Designated Units and computer terminals and workstations prior to installation of the Software. Installation will be deemed successful and completed when the Software is loaded on a Designated Unit and is ready for Use.

     (b) At Licensee's request, and on terms to be agreed upon separately, SAP may agree to provide pre-installation support, installation support, training, and consulting services for the Software.

4.   PRICE AND PAYMENT.
4.1 License Fees. In consideration of the license granted hereunder, Licensee shall pay to SAP license fees for the Software as set forth in Appendices hereto ("License Fees"). The amount of License Fees shall be calculated based on the total number of Users and Software licensed, and the payment terms for such License Fees shall be as specified in Appendices hereto. Fees for Maintenance Service ("Maintenance Fees") shall be paid as set forth in Section 7.4

4.2 Taxes. License and Maintenance Fees and other charges described in this Agreement and its Appendices, or in SAP's most recent List of Prices and Conditions, do not include federal, state, or local sales, use, property, excise, service, or other taxes now or hereafter levied, all of which shall be for Licensee's account. Any taxes or amounts in lieu thereof paid or payable by SAP in respect of any such taxes on such fees or charges (excepting only taxes on net income) shall be for Licensee's account and remitted by Licensee directly to the applicable tax authorities.

4.3 Expenses. Daily fees, pre-approved travel expenses, and incidental expenses relating to support services shall be paid as set forth in SAP's then current List of Prices and Conditions. SAP shall bill such fees and expenses monthly, attaching time sheets or other records customarily used by SAP.

5.   TERM AND TERMINATION

5.1 Term. This Agreement and the license granted hereunder shall become effective upon execution by both parties and shall continue in effect thereafter unless terminated under Section 5.2.

5.2 Termination. This Agreement and the license granted hereunder shall terminate upon the earliest to occur of the following: (i) thirty days after Licensee gives SAP written notice of Licensee's desire to terminate this Agreement, for any reason, but only after payment of all License and Maintenance Fees then due and owing; (ii) thirty days after SAP gives Licensee notice of Licensee's material breach of any provision of the Agreement (other than Licensee's breach of its obligations under Sections 6 or 12, which breach shall result in immediate termination), including more than thirty days delinquency in Licensee's payment of any money due hereunder, unless Licensee has cured such breach during such thirty day period; (iii) immediately if any of the following events, which exist as to Licensee, remain uncured for more than sixty days:
(A) entry of an order for relief under Title 11 of the United States Code; (B) the making of a general assignment for the benefit of creditors; (C) the appointment of a general receiver or trustee in bankruptcy, reorganization, or liquidation, unless within the specified sixty-day period, Licensee, its receiver, or its trustee in bankruptcy provides to SAP adequate written assurances, reasonably acceptable to SAP, of Licensee's continuing ability and willingness to fulfill all its obligations under this Agreement.

5.3 Effect of Termination. Upon any termination of this Agreement, Sections 6, 8.6, 9, 10, 11, 14.7 and 14.9 shall survive such termination; Licensee's rights under Section 2 shall immediately cease, and SAP and Licensee each shall promptly perform it obligations under Section 6.3

5.4 No Refund. In the event of any termination hereunder, Licensee shall not be entitled to any refund of any payments made by Licensee.

6.   PROPRIETARY RIGHTS.
6.1  SAP Proprietary Information

     (a) Licensee acknowledges and shall cause its authorized Affiliates to acknowledge that ownership of and title in and to all intellectually property rights, including patent, trademark, service mark, copyright, and trade secret rights, in the SAP Proprietary Information are and shall remain in SAP and and SAP AG and their respective licensors. Licensee acquires only the right to use the SAP Proprietary Information under the terms and conditions of this Agreement and does not acquire any ownership rights or title in or to the SAP Proprietary Information and that of their respective licensors.

     (b) Licensee shall not copy, translate, disassemble, or decompile, nor create or attempt to create, by reverse engineering or otherwise, the source code from the object code of the Software licensed hereunder or use it to create a derivative work, unless authorized in writing by SAP. In the event source code is provided to Licensee, SAP, in its sole discretion, reserves the right to delete, or to require the deletion of, such source code and all copies thereof from Licensee's Designated Unit(s), Application Server(s), computer terminal or workstations, and data files whenever a future Release, Version, or Correction Level provides for like functionality in an object code format. Other than as specified herein, any tools licensed with or included in the Software may not be copied, in whole or in part, without the express written consent of SAP.

     (c) Licensee shall not remove any proprietary, copyright, trademark, or service mark legend from the Software, Documentation, Third-Party Database, or SAP Proprietary Information.

    (d) Licensee shall maintain a log of the number and location of all originals and copies of the Software. The inclusion of a copyright notice on any portion of the Software or Documentation shall not cause or be construed to cause it to be a published work.

    (e) All Modifications and Extensions to the Software and Documentation shall be considered part of the Software and Documentation for purposes of this Section 6.

6.2 Protection of Proprietary Information. In order to protect the rights of SAP and its licensors, and Licensee in their respective Proprietary Information, SAP and Licensee agree as follows:
    (a) Neither party shall, without the other party's prior written consent, disclose, provide, or make available any of the Proprietary Information of the other party in any form to any person, except to bona fide employees, officers, directors, or consultants of such party whose access is necessary to enable such party to exercise its rights hereunder. Each party agrees that prior to disclosing any Proprietary Information of the other party to any consultant, it will obtain from that consultant a written acknowledgment that such consultant will be bound by the same terms as specified in this
Section 6 with respect to the Proprietary Information.

     (b) Licensee and SAP acknowledge that any disclosure to third parties of Proprietary Information may cause immediate and irreparable harm to the owner of the disclosed Proprietary Information; therefore, each party agrees to take all reasonable steps and the same protective precautions to protect the Proprietary Information from disclosure to third parties as with its own proprietary and confidential information.

6.3 Duties Upon Termination. Upon any termination hereunder, Licensee and its authorized Affiliates shall immediately cease Use of the Software, Documentation, Third-Party Database, and other SAP Proprietary Information, and shall irretrievably delete and/or remove such items from all Designated Units, Application Servers, computer terminals, workstations, data files, and Designated Sites. Within thirty days after any termination, Licensee shall deliver to SAP at Licensee's expense (adequately packaged and insured for safe delivery) or, at SAP's request, destroy all copies of the SAP Proprietary Information in every form. Licensee further agrees to erase the Software, Documentation, Third-Party Database, and other provided SAP Proprietary Information from any storage media. Licensee agrees an officer of Licensee's organization, with the express authority to make such representation, shall certify in writing to SAP that it and each of its authorized Affiliates has performed the foregoing. Within thirty days after any termination, SAP shall return the Licensee Proprietary Information to Licensee.

6.4  Modifications and Extensions.
     (a) Licensee may make Modifications and Extensions to the Software for Use on the Designated Unit(s) under the terms set forth in this Section 6.4.

     (b) In the event Licensee without SAP's participation develops any Modification or Extension (hereinafter referred to as "Licensee Extension" or "Licensee Modification") to the Software, Licensee shall have all rights, title, and interest in such Licensee Modification or Licensee Extension will be used solely in connection with Licensee and its Affiliates' business operations, and that such Licensee Modification or Licensee Extension will not be marketed, licensed or sublicensed, sold, assigned, or otherwise transferred or made available to any third party or other entity, without the express prior written consent of SAP, which consent shall not be unreasonably withheld. Licensee agrees to offer SAP the right of first refusal to any license or to assignment of such Licensee Modification or Licensee Extension and SAP agrees to negotiate in good faith a mutually agreeable license or other arrangement for such rights.

     (c) In the event SAP develops either independently, or jointly with Licensee, any Modification or Extension to the licensed Software, such Modifications or Extensions will be the exclusive property of SAP and SAP AG, and Licensee will not grant, either expressly or impliedly, any rights, title, interest, or licenses to such Modifications or Extensions to any third party. Licensee shall be entitled to Use such Modifications and Extensions on the Designated Unit(s) at the Designated Site(s) under the terms set forth in this Agreement.

     (d) The parties hereto agree that the granting of any rights, title, or interest to Licensee in any Modification or Extension (including Licensee Modifications and Licensee Extensions) shall not be construed by the parties hereto, or any court of law or equity, to mean that SAP has granted or given up any rights, title, or interest in or to the SAP Proprietary Information or any part thereof.

     (e) Licensee agrees that it will not to modify any provided third-party software hereunder, unless expressly authorized in writing by such third-party vendor.

    (f) Licensee shall register all Modifications to the Software, using OSS (Online Software Service), with SAP prior to making such Modifications. Modifications may be used only on the Designated Unit(s).

    (g) Licensee agrees to: (i) keep and maintain adequate and current records of all Licensee Modifications or Licensee Extensions (which records shall be made reasonably available to SAP); (ii) promptly disclose to SAP and provide copies to SAP of any Licensee Modifications or Licensee Extensions in which SAP has ownership rights; and (iii) insert in all copies of the Software as modified all copyright, trade secret, or other notices thereon or therein as SAP may from time to time direct.

7.   MAINTENANCE
7.1  Maintenance Service.
     (a) Following the expiration of the Warranty Period (as defined in Section 8), and for such period as Licensee may elect in writing, but only for so long as SAP makes such services generally available in the Territory, Licensee may request maintenance service ("Maintenance Service") from SAP with respect to the Software. Maintenance Service by SAP includes the delivery of Releases and Versions, support via telephone, the correction of defects, remote support/update, SAP's On-line Software Services, and, if separately purchased at fees and terms to be agreed upon, SAP's Early Watch Services. In order to receive Maintenance Service hereunder, Licensee must make all required remote support and update connections to each Designated Unit, at its expense, as requested by SAP.

     (b) Maintenance Service shall not include the other services referenced in Section 7.3 and will be offered only for the most recent Version and the Version immediately prior thereto. Whenever a new Release shall become commercially available, Maintenance Service will be offered for such new Release and the latest Version of the prior Release only until such time as a new Version becomes available.

7.2 New Releases and Versions. Upon Licensee's request and provided that Licensee has purchased Maintenance Service from SAP, SAP shall deliver new Releases and Versions and related Documentation. Maintenance Service does not include the delivery of any Software and Documentation which SAP offers as separate products which have not been licensed by Licensee.

7.3 Other Services. All other services not referred to in this Section 7 shall be agreed upon separately and shall be subject to additional changes, including without limitation, the installation of new Releases and Versions, the incorporation of Modifications or Extensions into new Releases or Versions and related Documentation, and the adaptation of any authorized Modifications or Extensions developed by or for Licensee to new Releases or Versions.

7.4 Payment of Maintenance Fees. Unless otherwise specified in Appendices hereto, Maintenance Fees shall be paid annually in advance in an amount calculated as the then current percentage factor multiplied by the then current list price of the Software licensed hereunder.

7.5 Termination of Maintenance Service. Maintenance Service may be terminated by either party in writing at any time upon three months prior written notice.

8.   PERFORMANCE WARRANTY.
8.1 Warranty Period; Warranty. SAP warrants that the Software will substantially conform to the functional specifications contained in the Documentation for six months following Delivery (the "Warranty Period") and will perform, when in Use without material alteration on the Designated Unit(s), in accordance with the functional specifications set forth in the Documentation. SAP's warranty is subject to Licensee providing SAP necessary access, including remote access, to the Software.

8.2 Licensee's Defect Reports. Licensee must identify in reasonable detail to SAP the nature of the perceived Software defect which causes the Software not to conform substantially to the functional specifications and specifically describe the conditions under which the perceived defect occurs. On SAP's request, Licensee shall deliver such information in written form. Licensee shall provide SAP with sufficient test time and support on Licensee's Designated Unit(s) to duplicate the problem, to verify that the problem is with the Software, and to confirm that the problem has been corrected.

8.3 SAP's Obligation to Correct or Replace Defects. Should any component of the Software fail to conform substantially to the functional specifications therefor during the Warranty Period, SAP's sole obligation shall be, at SAP's option, to correct the defect by bringing the performance of the Software into substantial compliance with the functional specifications or to replace the defective component. When Productive Use of the Software is significantly restricted by a reported defect and Licensee expressly so states in written form, SAP shall use its best efforts to commence work on correcting the defect no later than the first working day after its receipt of written notice, subject in each case to the provisions of this Section 8. The correction of defects shall be in the manner specified in this Section 8.

8.4 Correction of Defects. SAP will deliver a correction of the defect in writing and, if appropriate, in machine-readable form. Any installation shall be the responsibility of Licensee unless otherwise agreed to in writing by the parties. If, at Licensee's request, SAP corrects a defect of any unsupported Version or Release, SAP may request, and Licensee shall pay, additional charges.

8.5  Scope of Warranty.
     (a) The warranty set forth in this Section 8 shall not apply: (i) if the Software is not used in accordance with the Documentation; or (ii) to any Extensions or Modifications; or (iii) if the defect is caused by a Modification or Extension; or (iv) if the Software is not installed on a Designated Unit; or (v) to the extent that the defect is caused by or is contributed to by Licensee; or (vi) if Licensee does not provide access, including remote access, to the Software as required under Section 8.1; or
(vii) if the defect is caused by a Third-Party Database malfunction.

     (b) SAP does not warrant that the Software will operate uninterrupted or that it will be free from minor defects or errors which do not materially affect such performance or that the applications contained in the Software are designed to meet all Licensee's or its authorized Affiliates' business requirements.

8.6 Express Disclaimer. SAP DISCLAIMS ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE EXCEPT TO THE EXTENT THAT ANY WARRANTIES IMPLIED BY LAW CANNOT BE VALIDLY WAIVED.

9.   LIMITATION OF LIABILITY.
9.1  Licensee's Remedies. Subject to the limited warranty set forth in
Section 8, Licensee's sole and exclusive remedies for any damages or loss in any way connected with the Software or services furnished by SAP and its licensors, whether due to SAP's negligence or breach of any other duty, shall be, at SAP's option: (i) replacement of the Software or performance of services; or in the event SAP cannot replace the Software or reperform the services, Licensee shall have the option of (ii) an appropriate return or credit of an amount in proportion to any payment made or to be made by Licensee with respect to the applicable portion of the Software or services. The foregoing limitation of liability does not apply to infringement of the property rights referred to in Section 10, or to personal injury or death caused solely by the gross negligence or willful misconduct of SAP. With respect to damage to tangible property, SAP and its licensors will not be responsible in any amount in excess of the amount by which such damage is paid by SAP's liability insurance.

9.2 SAP Not Responsible. SAP will not be responsible under this Agreement for: (i) the modification or improvement of the Software to fit the particular requirements of Licensee; or (ii) the correction of any program errors resulting from Modifications or Extensions; or (iii) the correction of any program errors as a result of misuse of the Software by Licensee.
Under no condition will SAP be responsible under this Agreement for preparation or conversion of data into the form required for use with the Software.

9.3 Exclusion of Damages. ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, UNDER NO CIRCUMSTANCES SHALL SAP AND ITS LICENSORS BE LIABLE TO LICENSEE OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOOD WILL OR BUSINESS PROFITS, WORK STOPPAGE,
DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, ANY AND ALL OTHER COMMERCIAL DAMAGES OR LOSS, OR EXEMPLARY OR PUNITIVE DAMAGES.

9.4 Severability of Actions. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES, OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH.

10.   INDEMNIFICATION.
10.1 SAP Representation. SAP represents that SAP AG and its licensors own the Proprietary Information licensed by SAP hereunder, including all intellectual property rights therein, and that SAP has all rights from SAP AG and its licensors necessary to license, in accordance with the terms of this Agreement, such Proprietary Information to Licensee.

10.2 No Representation Regarding Combination Use. SAP makes no representation with respect to the possibility of infringement by Combination Use of the Software. The parties agree that SAP has no duty to investigate nor to warn Licensee of any such possibility. As used herein, "Combination Use" means
Use of the Software in combination or conjunction with any of the following, unless such Use is prescribed in the Documentation: (i) any software other than the Software (including any Licensee Extension or Licensee Modification);
(ii) any apparatus other than a Designated Unit; and/or (iii) any activities of Licensee or its authorized Affiliates not licensed under this Agreement.

10.3 Indemnification of Licensee.
     (a) Subject to Section 10.2, SAP shall indemnify Licensee against all claims, liabilities, and costs, including reasonable attorneys' fees, up to the maximum amount described in Section 10.3(b), reasonably incurred in the defense of any claim brought against Licensee in the Territory by third parties alleging that Licensee's Use of the Software and Documentation infringes or misappropriates: (i) any United States patent of which SAP is aware; or (ii) a United States copyright; or (iii) trade secret rights, provided that, Licensee promptly notifies SAP in writing of any such claim and SAP is permitted to control fully the defense and any settlement of such claim. Licensee shall cooperate fully in the defense of such claim and may appear, at its own expense, through counsel reasonably acceptable to SAP. SAP may, in its sole discretion, settle any such claim on a basis requiring SAP to substitute for the Software and Documentation alternative substantially equivalent non-infringing programs and supporting documentation.

     (b) The maximum aggregate liability of SAP under the indemnity provided in Section 10.3(a) above shall be a sum equal to two times the aggregate payments actually made by Licensee to SAP under this Agreement at the time the claim of infringement arises, and if there should be more than one claim of infringement, the amount payable under such indemnity in respect of each claim shall be divided pro rata.

10.4 Indemnification of SAP and SAP AG.  Licensee shall indemnify SAP and
SAP AG and its licensors against all claims, liabilities, and costs, including reasonable attorneys' fees, reasonably incurred in the defense of any claim (other than for the infringement of intellectual property rights specified in Section 10.3 above), arising out of Licensee's unauthorized Use of the Software, Documentation, Third-Party Database, and other SAP Proprietary Information licensed under this Agreement, provided that, SAP promptly notifies Licensee in writing of such claim and that Licensee is permitted to control fully the defense and any settlement of the claim.

10.5 SAP's Right to Commence Infringement Actions. SAP alone shall be responsible for taking such actions which it determines are reasonably necessary or desirable in its sole discretion in connection with any infringement or alleged infringement by a third party of any portion of the Software and Documentation. Licensee shall not undertake any action in response to any infringement or alleged infringement of the Software and Documentation without the prior written consent of SAP, which consent shall not be unreasonably withheld. Licensee agrees to cooperate with and assist
SAP in taking whatever action (including consenting to being named as a party to any suit or other proceeding) which SAP determines to be reasonably necessary or desirable. SAP agrees to reimburse Licensee for reasonable legal fees and other expenses incurred in connection with investigating or defending any such claim, suit, damage, or loss.

10.6 SAP's Duty to Indemnify Licensee. THE PROVISIONS OF THIS SECTION 10 STATE THE SOLE, EXCLUSIVE, AND ENTIRE LIABILITY OF SAP, SAP AG, AND ITS LICENSORS TO LICENSEE AND LICENSEE'S SOLE REMEDY WITH RESPECT TO THE INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS.

11.  ARBITRATION.
     Except for the right of either party to apply to a court of competent jurisdiction for a Temporary Restraining Order or other provisional remedy to preserve the status quo or prevent irreparable harm pending the selection and confirmation of a panel of arbitrators, and for the right of SAP to bring suit on an open account for any payments due SAP hereunder, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Arbitration shall be conducted by a panel of three members, SAP and Licensee each selecting one member and the third member, who shall be chairman, selected by agreement between the other two members.
The chairman shall be an attorney-at-law, and the other members shall have a background or training in computer law, computer science, or marketing of computer products. The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law.

12.  ASSIGNMENT.
     Licensee may not, without SAP's prior written consent, assign, delegate, sublicense, pledge, or otherwise transfer this Agreement, or any of its rights or obligations under this Agreement, or the SAP Proprietary Information, to any party, including any Affiliate. Any permitted assignment of this Agreement shall provide that the provisions of this Agreement shall continue in full force and effect and that Licensee shall guaranty the performance of its assignee and shall remain liable for all obligations hereunder. SAP may assign this Agreement to SAP AG.

13.  ESCROW OF SOURCE CODE.
13.1 SAP warrants that the source code for the Software, together with related Documentation as it is or becomes available, has been deposited in an escrow account maintained at Data Securities International Inc., Burlington, Massachusetts (the "Escrow Agent"), pursuant to an agreement between the Escrow Agent and SAP (the "Escrow Agreement").

13.2 SAP will from time to time deposit into the escrow account copies of source code for Releases and Versions of the Software and related
Documentation.

13.3 SAP or SAP's trustee in bankruptcy shall authorize the Escrow Agent to make and release a copy of the applicable deposited materials to Licensee upon the occurrence of any of the following events:

     (a) The existence of any one or more of the following circumstances, uncorrected for more than thirty (30) days; entry of an order for relief under Title 11 of the United States Code; the making by SAP of a general assignment for the benefit of creditors; the appointment of a general receiver or trustee in bankruptcy of SAP's business or property; or action by SAP under any state insolvency or similar law for the purpose of its bankruptcy, reorganization, or liquidation;

unless within the specified thirty (30) day period, SAP (including its receiver or trustee in bankruptcy) provides to Licensee adequate assurances, reasonably acceptable to Licensee, of its continuing ability and willingness to fulfill its maintenance obligations under this Agreement;

     (b) SAP has ceased its on-going business operations or that portion of its business operations relating to the sale, licensing and maintenance of the Software; or

     (c) Failure of SAP to carry out the material maintenance obligations imposed on it pursuant to this Agreement after reasonable opportunity has been provided to SAP and SAP AG to perform such obligations.

13.4 In no event shall Licensee have the right to access the applicable deposited materials if SAP AG agrees to assume SAP's maintenance obligations under this Agreement.

13.5 In the event of release under this Agreement, Licensee agrees that it will treat and preserve the deposited materials as a trade secret of SAP AG in accordance with the same precautions adopted by Licensee to safeguard its own trade secrets against unauthorized use and disclosure and in all cases at least with a reasonable degree of care. Release under this provision shall not extend Licensee any greater rights or lesser obligations than are otherwise provided or imposed under this Agreement. This provision shall survive any termination of this Agreement.

14.  GENERAL PROVISIONS.
14.1 Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.2 Rights to Injunctive Relief. Both parties acknowledge that remedies at law may be inadequate to provide SAP or Licensee with full compensation in the event of Licensee's material breach of Sections 2, 6 or 14.7, or SAP's material breach of Section 6 with respect to Licensee Proprietary Information, and that the non-breaching party shall therefore be entitled to seek injunctive relief in the event of any such material breach.

14.3 Entire Agreement. This Agreement and each Appendix hereto constitute the complete and exclusive statement of the agreement between SAP and Licensee, and all previous representations, discussions, and writings are merged in, and superseded by, this Agreement. This Agreement may be modified only by a writing signed by both parties. This Agreement and each Appendix hereto shall prevail over any additional, conflicting, or inconsistent terms and conditions which may appear on any purchase order or other document furnished by Licensee to SAP.

14.4 Severability. It is the intent of the parties that in case any one or more of the provisions contained in this Agreement shall be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

14.5 No Waiver. If either party should waive any breach of any provision of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision hereof.

14.6 Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and which shall together constitute one Agreement.

14.7 Export Control Notice. Regardless of any disclosure made by Licensee to SAP of an ultimate destination of the Software, Documentation, Third-Party Database, and other provided SAP Proprietary Information Licensee acknowledges that SAP's Software, Documentation, Proprietary Information, and the Third-Party Database are being released or transferred to Licensee in the United States and are therefore subject to the U.S. export control laws. Licensee acknowledges its exclusive obligation to ensure that its exports from the United States are in compliance with the U.S. export control laws. Licensee shall also be responsible for complying with all applicable governmental regulations of any foreign countries with respect to the use of the Proprietary Information by its Affiliates outside of the United States. Licensee agrees that it will not submit the Software to any government agency for licensing consideration or other regulatory approval without the prior written consent of SAP. Licensee shall defend, indemnify, and hold SAP and SAP AG and its licensors harmless from and against any and all claims, judgments, awards, and costs (including reasonable attorneys' fees) arising out of Licensee's noncompliance with applicable
U.S. or foreign law with respect to the use or transfer of the Proprietary Information outside the United States by Licensee and its Affiliates.

14.8 Publicity. Neither party shall use the name of the other in publicity, advertising, or similar activity, without the prior written consent of the other, except that Licensee hereby consents to SAP's inclusion of Licensee's name in customer listings which may be published as part of SAP's marketing efforts.

14.9 Governing Law. This Agreement shall be governed by and construed under the Commonwealth of Pennsylvania law without reference to its conflicts of law principles. In the event of any conflicts between foreign law, rules, and regulations, and United States of America law, rules, and regulations, United States of America law, rules, and regulations shall prevail and govern. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this agreement.

14.10 Equal Opportunity. Licensee hereby incorporates by reference as part of this Agreement applicable provisions of Executive Order 11246, regarding equal opportunity for all persons without regarding color, religion, sex or national origin; the Vietnam Era Veterans Readjustment Assistant Act of 1974, as amended (the "Veterans Act"), the Rehabilitation Act of 1973 (the "Rehab Act"), and the Small Business Act of 1958 (the "Small Business Act"). Pursuant to Executive Order 11246 and particularly 41 C.F.R. 60-1.2, and by acceptance of this Agreement SAP certifies that it complies with the provisions of Executive Order 11246, the Veterans Act, the Rehab Act and the Small Business Act and SAP does not and will not maintain any facilities in a segregated manner or permit SAP's employees to perform their services at any locale under SAP's control, where segregated facilities are maintained. Further, SAP agrees that SAP will obtain a certificate containing similar statements prior to the award of any nonexempt subcontract.

14.11 Notices. All notices or reports which are required or may be given pursuant to this Agreement shall be in writing and shall be deemed duly given when delivered to the respective executive offices of SAP and Licensee at the addresses first set forth above.

14.12 Force Majeure. Any delay or nonperformance of any provision of this Agreement (other than for the payment of amounts due hereunder) caused by conditions beyond the reasonable control of the performing party shall not constitute a breach of this Agreement, and the time for performance of such provision, if any, shall be deemed to be extended for a period equal to the duration of the conditions preventing performance.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement to become effective as of the date first above written.

SAP AMERICA, INC.                           PLUMA, INC.

By:                                         By: (Signature of Walter E. Helton)
      ---------------------------------         -------------------------------
Name:                                       Name: WALTER E. HELTON
      ---------------------------------          -------------------------------
Title:                                      Title: VICE PRESIDENT OF OPERATION
      ---------------------------------          -------------------------------
Date:                                       Date: OCTOBER 14, 1996
      ---------------------------------          -------------------------------

                               Appendix 1
                           issued October 9, 1996
                                    to
           SAP AMERICA, INC. ("SAP") - PLUMA, INC. ("Licensee")
            R/3 SOFTWARE END-USER INDIVIDUAL LICENSE AGREEMENT
                effective October 9, 1996 ("Agreement")

This Appendix 1 is hereby annexed to and made a part of the Agreement specified above. In each instance in which provisions of this Appendix 1 contradict or are inconsistent with the provisions of the Agreement, the provisions of this Appendix 1 shall prevail and govern, and the contradicted or inconsistent provisions of the Agreement shall be deemed amended accordingly.

Designated Unit to be identified by Licensee to SAP in writing.

   Type/Model No.: ______________________
       Serial No.: ______________________

Designated Site:   450 College Drive, Martinsville, Virginia 24112

1. General Function Blocks, and Basis/Workflow and Database licensed by Licensee from SAP to be installed on the above-referenced Designated Unit at the above-referenced Designated Site, are as follows:

    GENERAL FUNCTION BLOCKS LICENSED:           Named Users*      D/W Users*
                                                Licensed          Licensed
                                                ------------      ----------
     FI  Financial Accounting/Asset Accounting     15
                                                ------------
     CO  Controlling.........................      15
                                                ------------
     MM  Material Management.................      20
                                                ------------
     SD  Sales and Distribution..............      25
                                                ------------
     PP  Production Planning..................     20
                                                ------------
     DW  ABAP/4 Development Workbench........................           2
                                                                   ------------

     *The above Users are also licensed as Basis/Workflow Users

     DATABASE:
         Database Interface..................................         150 Users
                                                                   ------------

2. The total List Price License Fee to Licensee for the Software specified in Item 1 above for the total number of Users is USD 429,800. Provided the following Use restrictions are observed by Licensee, and additional Software is not subsequently licensed by Licensee, such List Price License Fee shall be discounted by USD 800 for an invoice amount to Licensee of USD 429,000. The Use restrictions are:

     A. Not more than the total number of Users specified in Item 1 above access and/or Use the Software as specified in the Agreement.

     B. Not more than one (1) Productive copy of the Software is licensed from SAP or SAP AG to be installed on Designated Unit in the territory; and

     C. Not more than one (1) Designated Site is provided Maintenance Service support through SAP or SAP AG.

3. The USD 429,000 invoice amount as specified in Item 2 above shall be invoiced on October 30, 1996, and is due and payable as follows:

    USD 214,500 net thirty (30) days;
    USD 107,250 due January 15, 1997;
    USD 107,250 due April 15, 1997.

4.  Delivery by SAP of the Software is to take place in October 1996.

5. Maintenance Service for the Software licensed hereunder, for the above-specified number of Users, shall commence in May 1997, and shall be priced at the then-current factor in effect multiplied by the then-current List

    Price for licensed Software. Until such date, Maintenance Service shall be provided pursuant to Section 8., Performance Warranty, of the Agreement.

    Maintenance Fees are invoiced on an annual basis effective January 1 of a calendar year. Any Maintenance Fees due prior to January 1 are invoiced on a pro-rata basis for the given calendar year in effect. The current pro-rated Maintenance Fee for the Software licensed under this Appendix for the period from May 1, 1997 through December 31, 1997, is USD 42,980, which shall be invoiced in May 1997. Maintenance Fees are subject to change once during a calendar year upon ninety (90) days notice to Licensee. SAP agrees however, increases in Maintenance Fees per calendar year (if any) for the Software licensed in Item 1 of this Appendix, shall not be greater than the percentage increase in the Consumer Price Index, plus five percent (5%) per year, unless additional Software or Users are added to the Agreement.

6. Delivery of one (1) set of CD-ROM Documentation, in the English language, to the above-specified Designated Site shall be initiated upon execution of this Appendix by the parties hereto. Additional Documentation for the above-specified Designated Site may be ordered by Licensee at SAP's then-current prices in effect.

7. The license and maintenance fees as specified herein are predicated upon the aforementioned Use restrictions being observed by Licensee and its Affiliates for the licensed Software. In the event such Use restrictions are not adhered to by Licensee or its Affiliates, or additional Software is licensed by Licensee, Licensee agrees, within a reasonable period of time, to provide written notice to SAP, and SAP reserves the right to modify the fees accordingly.

8. The Software licensed hereunder contains a copy of Microsoft's SQL Server product which has either been integrated or pre-installed as part of the Software. Each Microsoft product is subject to its respective Microsoft End-User License Agreement contained in the software packages or license agreements accompanying the Microsoft SQL Server, with the exception that the Microsoft product functionality as integrated in the Software may differ from a non-integrated Microsoft product. Issues concerning the functionality or performance of the Software and the Microsoft product should be first directed to SAP and not to Microsoft. This Agreement does not contain a license to use the integrated Microsoft Product. Please be advised that you have no right to use and are not licensed to use the copy of Microsoft's SQL Server contained in the Software until you have executed the Agreement, this Appendix and purchase and/or sign a Microsoft End-User License Agreement for the SQL Server.

9. Software specified in this Appendix shall be delivered in source code (ABAP/4) or object code for the application modules. Source code for the Basis System shall not be delivered; however, Basis System source code remains available to Licensee in accordance with Section 13, Escrow of Source Code, of the Agreement.

10. SAP has taken reasonable steps to test the Software licensed pursuant this Appendix for Disabling Code (as defined herein) and to the best of its knowledge, the Software is free of Disabling Code as of the date of delivery by SAP. Disabling Code is defined as computer instructions that alter, destroy or inhibit the licensed Software and/or Licensee's processing environment, including but not limited to other program's data storage and computer libraries, programs that self-replicate without manual intervention, instructions programmed to activate at a predetermined time upon a specified event, and/or programs purporting to do a meaningful function but designed for a different function. It is agreed this Section does not include screen lock-out features for: (i) Users in excess of the number of Users authorized under this Agreement; (ii) Use of an unauthorized copy of the Software; or (iii) unauthorized Modifications.

11. In the event Licensee is utilizing EDI functionality, Licensee is responsible to license or purchase a required third-party EDI translator/ interpreter. Such EDI translator/interpreter shall be licensed or provided directly from a third-party vendor to Licensee.

12. In the event Licensee elects SAP's Early Watch System Service, which provides for remote diagnostics and performance monitoring from SAP of the Software installed on specified Designated Units, Licensee shall be separately invoiced at SAP's then current Early Watch System Service fees in effect. Accordingly, a separate order form for Early Watch System Service will be provided to Licensee upon request of such service. Additionally, all costs associated with telecommunication access, line charges, and remote access costs shall be borne by Licensee for the Early Watch System. It shall be Licensee's responsibility to provide adequate security measures for its systems and any data contained therein. SAP agrees to treat any tangible data remotely accessed, which is designated as confidential, proprietary, or trade secret information of Licensee, pursuant to the terms of the Agreement.

13. Each Productive Use copy and Non-Productive Use copy of the Software licensed hereunder requires a license keycode. For each installation of the Software, five (5) keycodes shall be provided; quantity one (1) for Productive Use of the Software; and quantity four (4) for Non-Productive Use of the Software. The license keycodes will be issued by SAP AG wthin four (4) weeks from the date of installation of the Software on each Designated Unit. The required form to receive the license keycodes from SAP AG must be executed by Licensee and faxed to SAP AG within the four (4) week period following installation of the Software. The applicable form and fax number will be included in each installation kit provided to Licensee upon delivery of the Software. Licensees that subsequently change Designated Units for Use of the licensed Software must be re-issued license keycodes for each respective copy of the licensed Software. Failure of Licensee to obtain necessary license keycodes for the licensed Software within four (4) weeks of installation of such Software, will cause the Software to have limited User access until such time as the license keycodes are issued.

14. The Software, including all third-party software, is not specifically developed or licensed hereunder for Use in any direct and active operations of any equipment in any nuclear, aviation, mass transit, or medical applications, or in any other inherently dangerous applications. The parties hereto agree that Use of the Software and third-party software for financial application purposes or such other administrative purposes shall not be deemed inherently dangerous applications if such Use does not affect the operations or maintenance of such equipment. SAP, SAP AG, and its licensors shall not be liable for any claims or damages arising from inherently dangerous Use of the Software and/or third-party software licensed hereunder.

15. The validity of this Appendix will expire October 30, 1996, unless sooner executed by the parties hereto, or extended in writing by SAP.

Accepted by:                                   Accepted by:
SAP America, Inc.                              Pluma, Inc.

By:_______________________________________  By: (Sig of Walter E. Helton)
Name:_____________________________________  Name: (Walter E. Helton)
Title:____________________________________  Title: Vice President of Operations
Date:_____________________________________  Date: October 14, 1996